Exhibit 4.1

MEDICENNA THERAPEUTICS CORP.

2017 STOCK OPTION PLAN

1.    PURPOSE OF THE PLAN

1.1    The purpose of the Plan is to attract, retain and motivate persons of training, experience and leadership as key service providers to the Corporation and its Subsidiaries, including their directors, officers and employees, and to advance the interests of the Corporation by providing such persons with the opportunity, through share options, to acquire an increased proprietary interest in the Corporation.

2.    DEFINED TERMS

         Where used herein, the following terms shall have the following meanings, respectively:

2.1     “Board” means the board of directors of the Corporation;

2.2     “Change of Control” means

(a)

the acquisition by any Person or Persons acting jointly or in concert (as determined by the Securities Act (Ontario)), whether directly or indirectly, of beneficial ownership of voting securities of the Corporation that, together with all other voting securities of the Corporation held by such Persons, constitute in the aggregate more than 50% of all of the then outstanding voting securities of the Corporation;

(b)

an amalgamation, arrangement, consolidation, share exchange, take-over bid or other form of business combination of the Corporation with another Person that results in the holders of voting securities of that other Person holding, in the aggregate, more than 50% of all outstanding voting securities of the Person resulting from the business combination;

(c)

the sale, lease, exchange or other disposition of all or substantially all of the property of the Corporation or any Corporate Group entity to another Person, other than (i) in the ordinary course of business of the Corporation or any Corporate Group entity, or (ii) to the Corporation or any Corporate Group entity;

(d)

a resolution is adopted to wind-up, dissolve or liquidate the Corporation except in connection with the distribution of assets of the Corporation to a Person that was a Corporate Group entity prior to such event;

(e)

any transaction at any time and by whatever means pursuant to which the Corporation goes out of existence by any means, except for any corporate transaction or reorganization in which the proportionate voting power among holders of securities of the entity resulting from such corporate transaction or reorganization is substantially the same as the proportionate voting power of such holders of Corporation voting securities immediately prior to such corporate transaction or reorganization; or

(f)

as a result of, or in connection, with: (i) a contested election of directors of the Corporation, or (B) a consolidation, merger, amalgamation, arrangement or other reorganization or acquisitions involving Corporation or any Corporate Group entity and another Person, the nominees named in the most recent management information circular of the Corporation for election to the Board shall not constitute a majority of the Board.

Notwithstanding the foregoing, a transaction or a series of related transactions will not constitute a Change of Control if such transaction(s) result(s) in the Corporation or Corporate Group entity, or any successor to the Corporation’s or Corporate Group entity’s respective business, being controlled, directly or indirectly, by the same Person or Persons who controlled the Corporation or the Corporate Group entity, respectively, directly or indirectly, immediately before such transaction(s).

2.3     “Committee” means the compensation committee of the Board (being currently the Compensation Committee);

2.4     “Corporation” means Medicenna Therapeutics Corp. and includes any successor corporation thereto;

2.5     “Corporate Group” means any of the Corporation’s subsidiaries, related and affiliated corporations, limited partnerships and other business entities and includes any successor corporations or entities thereto;

2.6     “Eligible Person” means:

(i)	a director, officer, employee or Service Provider of the Corporation or any Related Entity (an “Eligible Individual”); or

(ii)

a permitted assign (a “Permitted Assign”) as such term is defined in NI 45-106 in respect of the Eligible Individual, and includes (a) spouse of the Eligible Individual, (a) a trustee, custodian or administrator acting on behalf of, or for the benefit of, the Eligible Individual or his or her spouse, (b) a holding entity (as such term is defined in NI 45-106) of the Eligible Individual or his or her spouse, or (c) an RRSP, RRIF or TFSA of the Eligible Individual or his or her spouse, and , in the case of Eligible Individuals who are resident outside of Canada or are otherwise subject to the applicable laws outside of Canada, those Persons who are permitted assigns pursuant to such laws;

2.7     “Insider” has the meaning set forth in the applicable rules of the TSX;

2.8     “Market Price” at any date in respect of the Shares means the closing sale price of such Shares on the TSX on the trading day immediately preceding such date. In the event that such Shares did not trade on such trading day, the Market Price shall be the average of the bid and ask prices in respect of such Shares at the close of trading on such trading day. If no quotation is made for the applicable day, the Market Price on such day shall be determined in the manner set forth in the preceding sentence for the next preceding trading day. Notwithstanding the foregoing, if there is no reported closing price or high bid/low asked price that satisfies the preceding sentences, the Market Price on any day shall be determined by such methods and procedures as shall be established from time to time by the Committee;

2.9     “NI 45-106” means National Instrument 45-106: Prospectus Exemptions;

2.10     “Option” means an option to purchase Shares granted to an Eligible Individual under the Plan;

2.11     “Option Price” means the price per Share at which Shares may be purchased under an Option, as the same may be adjusted from time to time in accordance with Article 9 hereof;

2.12     “Optionee” means an Eligible Individual to whom an Option has been granted (or Permitted Assign, if applicable) and who continues to hold such Option;

2.13     “Person” means an individual, partnership, limited partnership, corporation, limited liability company, trust, joint venture, unincorporated association, or other entity or association;

2.14     “Plan” means this Stock Option Plan, as the same may be further amended or varied from time to time;

2.15     “Related Entity” means the Corporation, a Person that controls or is controlled by the Corporation or that is controlled by the same Person that controls the Corporation;

2.16     “RRIF” means a registered retirement income fund as defined in the Income Tax Act (Canada);

2.17     “RRSP” means a registered retirement savings plan as defined in the Income Tax Act (Canada);

2.18     “Service Provider” means a consultant as such term is defined in NI 45-106 and includes a service provider as such term is defined in clause 613(b) of the TSX Company Manual;

2.19     “Shares” means the common shares of the Corporation or, in the event of an adjustment contemplated by Article 9 hereof, such other shares or securities to which an Optionee may be entitled upon the exercise of an Option as a result of such adjustment;

2.20     “Subsidiaries” has the meaning set forth in NI 45-106;

2.21     “TFSA” means a tax-free savings account as described in the Income Tax Act (Canada); and

2.22     “TSX” means the Toronto Stock Exchange.

3.     ADMINISTRATION OF THE PLAN

3.1    The Plan shall be administered by the Committee under the supervision of the Board.

3.2    The Committee shall recommend to the Board, and the Board shall have the power, where consistent with the general purpose and intent of the Plan and subject to the specific provisions of the Plan and the rules of the TSX:

(a)	to establish policies and to adopt rules and regulations for carrying out the purposes, provisions and administration of the Plan;

(b)

to interpret and construe the Plan and to determine all questions arising out of the Plan or any Option, and any such interpretation, construction or determination made by the Committee shall be final, binding and conclusive for all purposes;

(c)	to determine the number of Shares covered by each Option;

(d)	to determine the Option Price of each Option;

(e)	to determine the time or times when Options will be granted and exercisable;

(f)	to determine if the Shares which are issuable on the exercise of an Option will be subject to any restrictions upon the exercise of such Option; and

(g)	to prescribe the form of the instruments relating to the grant, exercise and other terms of Options.

3.3    Except as provided in this Section 3.3 and subject to Section 5.7, no member of the Committee shall, during the currency of his or her membership on the Committee, be entitled to participate in the Plan. A member of the Committee may be entitled to participate in the Plan only if an Option is granted, and the terms and provisions thereof determined, by the Board without such member of the Committee participating in any way whatsoever in the granting of an Option to, or the determinations made with respect to, such member of the Committee or to such Option; and the Board shall, with respect to such member of the Committee, be vested with all power and authority otherwise granted to the Committee pursuant to the Plan and the term “Committee” as used herein shall mean the Board for such purposes.

The Committee may, in its discretion, require as conditions to the grant or exercise of any Option that the Optionee shall have:

(a)

represented, warranted and agreed in form and substance satisfactory to the Corporation that he or she is acquiring and will acquire such Option and the Shares to be issued upon the exercise thereof or, as the case may be, is acquiring such Shares, for his or her own account, for investment and not with a view to or in connection with any distribution, that he or she has had access to such information as is necessary to enable him or her to evaluate the merits and risks of such investment and that he or she is able to bear the economic risk of holding such Shares for an indefinite period;

(b)

agreed to restrictions on transfer in form and substance satisfactory to the Corporation and to an endorsement on any option agreement on certificate representing the Shares making appropriate reference to such restrictions; and

(c)	agreed to indemnify the Corporation in connection with the foregoing.

3.4    Any Option granted under the Plan shall be subject to the requirement that, if at any time counsel to the Corporation shall determine that the listing, registration or qualification of the Shares subject to such Option upon any securities exchange or under any law or regulation of any jurisdiction, or the consent or approval of any securities exchange or any governmental or regulatory body, is necessary as a condition of, or in connection with, the grant or exercise of such Option or the issuance or purchase of Shares thereunder, such Option may not be accepted or exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained on conditions acceptable to the Committee. Nothing herein shall be deemed to require the Corporation to apply for or to obtain such listing, registration, qualification, consent or approval.

4.    SHARES SUBJECT TO THE PLAN

4.1    Subject to adjustment as provided in Article 9 hereof, the Shares to be offered under the Plan shall consist of the Corporation’s authorized but unissued Shares. The aggregate number of Shares issuable upon the exercise of all Options granted under the Plan and under all other share compensation arrangements shall not exceed 15% of the issued and outstanding Shares as at the date of grant of each Option under the Plan. If any Option granted hereunder shall expire, terminate for any reason in accordance with the terms of the Plan or be exercised, Shares subject thereto shall again be available for the purpose of this Plan.

5.    ELIGIBILITY; GRANT; and TERMS OF OPTIONS

5.1    Options may be granted to any Eligible Individuals in accordance with Section 5.2 hereof.

5.2    Options may be granted by the Corporation pursuant to the recommendations of the Committee from time to time provided and to the extent that such decisions are approved by the Board.

5.3    Subject as herein and otherwise specifically provided in this Article 5, the number of Shares subject to each Option, the Option Price of each Option, the expiration date of each Option, the extent to which each Option is exercisable from time to time during the term of the Option and other terms and conditions relating to each such Option shall be determined by the Committee and recommended to the Board.

5.4    In the event that no specific determination is made by the Committee with respect to any of the following matters, each Option shall, subject to any other specific provisions of the Plan, contain the following terms and conditions:

(a)	the term during which an Option shall be exercisable shall be 10 years from the date the Option is granted to the Optionee; and

(b)

the Shares covered by the Option shall vest as follows: 50% on the first anniversary of the grant, 25% on the second anniversary of the grant and 25% on the third anniversary of the grant. Any or all Shares that have vested may be purchased during the term of the Option.

5.5    Subject to any adjustments pursuant to the provisions of Article 9 hereof, the Option Price of any Option shall be in no circumstances lower than the Market Price on the date of which the grant of the Option is approved by the Board. Notwithstanding the foregoing, in the event that the Shares are not listed on any stock exchange on the date on which the grant of an Option is approved by the Board, the Option Price for such Option shall be determined by the Board. If, as and when any Shares have been duly purchased and paid for under the terms of an Option, such Shares shall be conclusively deemed allotted and issued as fully paid non-assessable Shares at the price paid therefor.

5.6    No Options shall be granted to any Optionee if the total number of Shares issuable to such Optionee under this Plan, together with any Shares issuable to such Optionee under options for services or any other share compensation arrangement, would exceed 5% of the issued and outstanding Shares at the date of grant.

5.7    An Option is personal to the Optionee and non-assignable (whether by operation of law or otherwise), except as provided for herein. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of an Option contrary to the provisions of the Plan, or upon the levy of any attachment or similar process upon an Option, the Option shall, at the election of the Corporation, cease and terminate and be of no further force or effect whatsoever. Notwithstanding the foregoing restrictions, Options may be transferred or assigned between an Eligible Individual and the related Permitted Assign provided the assignor delivers notice to the Corporation prior to the assignment substantially in the form of Schedule B attached hereto.

5.8    The following Insider participation limits shall apply:

(a)

The number of Shares issuable to Insiders, at any time, pursuant to the Plan and other share compensation arrangements shall not exceed 10% of the issued and outstanding Shares (on a non-diluted basis); and

(b)

The number of Shares issued to Insiders, within a one-year period, pursuant to the Plan and other share compensation arrangements shall not exceed 10% of the issued and outstanding Shares (on a non-diluted basis).

6.    TERMINATION OF EMPLOYMENT AND DEATH

6.1    Subject to Sections 6.2 and 6.3 hereof and to any express resolution passed by the Board with respect to an Option, an Option and all rights to purchase Shares pursuant thereto shall expire and terminate immediately upon the Optionee who holds such Option ceasing to be an Eligible Person.

6.2    If, before the expiry of an Option in accordance with the terms thereof, an Optionee shall cease to be an Eligible Person (an “Event of Termination”) for any reason other than his or her resignation or the termination for “cause” of his or her employment with the Corporation or any Related Entity, or his or her resignation or failure to be re-elected as a director of the Corporation or any Related Entity, then the Optionee may:

(a)

exercise the Option to the extent that he or she was entitled to do so at the time of such Event of Termination, at any time up to and including, but not after, a date that is three (3) months (or such other period as may be determined by the Board in its sole discretion) following the date of such Event of Termination, or prior to the close of business on the expiration date of the Option, whichever is earlier; and

(b)

with the prior written consent of the Board or the Committee, which consent may be withheld in the Board’s sole discretion, exercise a further Option at any time up to and including, but not after, a date that is three (3) months (or such other period as may be determined by the Board in its sole discretion) following the date of such Event of Termination, or prior to the close of business on the expiration date of the Option, whichever is earlier, to purchase all or any of the Shares as the Board or the Committee may designate but not exceeding the number of Shares the Optionee would have otherwise been entitled to purchase pursuant to the Option had the Optionee’s status as an Eligible Person been maintained for the term of the Option.

6.3    Subject to Section 6.2, if an Optionee dies before the expiry of an Option in accordance with the terms thereof, the Optionee’s legal representative(s) may, subject to the terms of the Option and the Plan:

(a)

exercise the Option to the extent that the Optionee was entitled to do so at the date of his or her death at any time up to and including, but not after, a date one year following the date of death of the Optionee, or prior to the close of business on the expiration date of the Option, whichever is earlier; and

(b)

with the prior written consent of the Board or the Committee, which consent may be withheld in the Board’s sole discretion, exercise a further Option at any time up to and including, but not after, a date one year following the date of death of the Optionee, or prior to the close of business on the expiration date of the Option, whichever is earlier, to purchase all or any of the Shares as the Board or the Committee may designate but not exceeding the number of Shares the Optionee would have otherwise been entitled to purchase had the Optionee survived.

6.4    For greater certainty, Options shall not be affected by any change of employment of the Optionee or by the Optionee ceasing to be a director of the Corporation provided that the Optionee continues to be an Eligible Person.

6.5    For the purposes of this Article 6, a determination by the Corporation that an Optionee was discharged for “cause” shall be binding on the Optionee; provided, however, that such determination shall not be conclusive of the Optionee’s potential entitlement to damages for the loss of the right to exercise an Option in the event that a court of competent jurisdiction ultimately determines that the discharge was without “cause”.

6.6    For the purposes of this Article 6 or Article 8, the date of Event of Termination or Termination Date in the case of termination of employment with the Corporation or any Related Entity shall be the last day upon which the employee provide services to the Corporation or Related Entity, as the case may be, at its premises and not the last day upon which the Corporation or Related Entity pays wages or salaries in lieu of notice of termination, statutory, contractual or otherwise.

6.7    If the Optionee is a Permitted Assign, the references to the Optionee in this Article 6 shall be deemed to refer to the Eligible Individual associated with the Permitted Assign.

7.    EXERCISE OF OPTIONS

7.1    Subject to the provisions of the Plan, an Option may be exercised from time to time by delivery to the Corporation at its registered office of a written notice of exercise addressed to the Secretary of the Corporation specifying the number of Shares with respect to which the Option is being exercised and, subject to Section 7.4 hereof, accompanied by payment in full, by cash or cheque, of the aggregate Option Price of the Shares then being purchased. Certificates for such Shares shall be issued and delivered to the Optionee within a reasonable time following the receipt of such notice and payment.

7.2    Notwithstanding any of the provisions contained in the Plan or in any Option, the Corporation’s obligation to issue Shares to an Optionee pursuant to the exercise of any Option shall be subject to:

(a)

completion of such registration or other qualification of such Shares or obtaining approval of such governmental or regulatory authority as the Corporation shall determine to be necessary or advisable in connection with the authorization, issuance or sale thereof;

(b)	the administration of such Shares to listing on any stock exchange on which the Shares may then be listed;

(c)

the receipt from the Optionee of such representations, warranties, agreements and undertakings, as the Corporation determines to be necessary or advisable in order to safeguard against the violation of the securities laws of any jurisdiction; and

(d)	the satisfaction of any conditions on exercise prescribed pursuant to Section 3.4 hereof.

In this connection the Corporation shall, to the extent necessary, take all commercially reasonable steps to obtain such approvals, registrations, and qualifications as may be necessary for the issuance of such Shares in compliance with applicable securities laws and for the listing of such Shares on any stock exchange on which the Shares are then listed.

7.3    Options shall be evidenced by a share option agreement, instrument or certificate in such form not inconsistent with this Plan as the Committee may from time to time determine as provided for under Subsection 3.2(g), provided that the substance of Article 5 be included therein.

7.4    Any Optionee may elect to effect a cashless exercise of any or all of such Optionee’s right under an Option. In connection with any such cashless exercise, the Optionee shall be entitled to receive, without any cash payment (other than the taxes required to be paid in connection with the exercise which must be paid by the Optionee to the Corporation in cash at the time of exercise), such number of whole Shares (rounded down to the nearest whole number) obtained pursuant to the following formula:

x          =          [a (b – c)]

b

where

x         =         the number of whole Shares to be issued

a         =         the number of Shares under Option

b         =         the Market Price of the Shares on the date of the cashless exercise

c         =         the Option Price of the Option

In connection with any such cashless exercise, the full number of Shares issuable (item (a) in the formula) shall be considered to have been issued for the purposes of the reduction in the number of Shares which may be issued under the Plan.

7.5    In the event that the expiry of an Option occurs during a blackout period imposed by management or the Board in accordance with the Corporation’s insider trading policy, the expiry date of such Option shall be deemed to be amended to that date which is ten business days following the end of such blackout period (the “Blackout Period Extension”).

7.6    If the Corporation is required under the Income Tax Act (Canada) or any other applicable law to remit to any governmental authority an amount on account of tax on the value of any taxable benefit associated with the exercise or disposition of Options by an Optionee, then the Optionee shall, concurrently with the exercise or disposition:

(a)         pay to the Corporation, in addition to the exercise price for the Options, if applicable, sufficient cash as is determined by the Corporation to be the amount necessary to fund the required tax remittance;

(b)         authorize the Corporation, on behalf of the Optionee, to sell in the market on such terms and at such time or times as the Corporation determines such portion of the Shares being issued upon exercise of the Options as is required to realize cash proceeds in the amount necessary to fund the required tax remittance; or

(c)         make other arrangements acceptable to the Corporation to fund the required tax remittance.

8.    CHANGE OF CONTROL

8.1    In the event of a Change of Control, notwithstanding anything in the Plan to the contrary, if the employment of an Optionee is terminated by the Corporation or a Corporate Group entity without cause or if the Optionee resigns in circumstances constituting constructive dismissal by the Corporation or the Corporate Group entity, respectively, in each case, within twelve months (or such other period as determined by the Board in its sole discretion) following a Change of Control with respect to the Corporation or the Corporate Group entity, respectively (such date being the “Termination Date”), all or any of the Optionee’s Options will vest immediately prior to the Termination Date (or such later period as determined by the Board in its sole discretion), subject to any performance conditions which shall be dealt with at the discretion of the Board. All vested Options may be exercised until 90 days (or such other period as may be determined by the Board in its sole discretion) following the Termination Date (but until the normal expiry date of the Option rights of such Optionee, if earlier). Upon the expiration of such period, all unexercised Option rights of that Optionee shall immediately become terminated and shall lapse notwithstanding the original term of the Option granted to such Optionee under the Plan.

8.2    In the event of a Change of Control, notwithstanding anything in the Plan to the contrary, any surviving, successor or acquiring entity will assume any outstanding Options or will substitute similar awards for the outstanding Options. If the surviving, successor or acquiring entity is a “private issuer” (as such term is defined in NI 45-106”) or does not have any securities listed on an established securities exchange, does not assume the outstanding Options or substitute similar awards for the outstanding Options, or if the Board otherwise determines in its sole discretion and subject to the rules of the TSX, the Corporation will give written notice to all Optionees advising that the Plan will be terminated effective immediately prior to the Change of Control and all Options will be deemed to be vested Options, and may provide for the exercise of Options and tender of Shares in connection with the Change of Control and may otherwise provide for the cash out or termination of Options that are not exercised within a specified period of time.

9.    CERTAIN ADJUSTMENTS

9.1    Subject to the provisions of Article 10, in the event of any subdivision or redivision of the Shares into a greater number of Shares at any time after the grant of an Option to any Optionee and prior to the expiration of the term of such Option, the Corporation shall deliver to such Optionee at the time of any subsequent exercise of his or her Option in accordance with the terms hereof, in lieu of the number of Shares to which he or she was theretofore entitled upon such exercise, but for the same aggregate consideration payable therefor, such number of Shares as such Optionee would have held as a result of such subdivision or redivision if, on the record date thereof, the Optionee had been the registered holder of the number of Shares to which he or she was theretofore entitled upon such exercise.

9.2    Subject to the provisions of Article 10, in the event of any consolidation of the Shares into a lesser number of Shares at any time after the grant of an Option to any Optionee and prior to the expiration of the term of such Option, the Corporation shall deliver to such Optionee at the time of any subsequent exercise of his or her Option in accordance with the terms hereof, in lieu of the number of Shares to which he or she was theretofore entitled upon such exercise, but for the same aggregate consideration payable therefor, such number of Shares as such Optionee would have held as a result of such consolidation if, on the record date thereof, the Optionee had been the registered holder of the number of Shares to which he or she was theretofore entitled upon such exercise.

9.3    Subject to the provisions of Article 8 and 10, if at any time after the grant of any Option to an Optionee and prior to the expiration of the term of such Option, (i) the Shares shall be reclassified, reorganized or otherwise changed, otherwise than as specified in Sections 9.1 and 9.2, (ii) the Corporation shall consolidate, merge or amalgamate with or into another corporation (the corporation resulting or continuing from such consolidation, merger or amalgamation being herein called the “Successor Corporation”), or (iii) the Corporation shall pay a stock dividend (other than any dividends in the ordinary course), the Optionee shall be entitled to receive upon the subsequent exercise of his or her Option in accordance with the terms hereof and shall accept in lieu of the number of Shares to which he or she was theretofore entitled upon such exercise but for the same aggregate consideration payable therefor, the aggregate number of shares of the appropriate class and/or other securities of the Corporation or the Successor Corporation (as the case may be) that the Optionee would have been entitled to receive as a result of such reclassification, reorganization or other change or as a result of such consolidation, merger, amalgamation or stock dividend, if on the record date of such reclassification, reorganization, other change, consolidation, merger, amalgamation or dividend payment, as the case may be, he or she had been the registered holder of the number of Shares to which he or she was theretofore entitled upon such exercise.

10.    AMENDMENT OR DISCONTINUANCE OF THE PLAN

10.1    Subject to applicable regulatory requirements, including the rules of the TSX, and except as provided herein, the Board may, in its sole and absolute discretion and without shareholder approval, amend, suspend, terminate or discontinue the Plan and may amend the terms and conditions of Options granted pursuant to the Plan.

10.2    Without limiting the generality of the foregoing, the Board may make the following amendments to the Plan, without obtaining shareholder approval:

(a)	amendments to the terms and conditions of the Plan necessary to ensure that the Plan complies with the applicable regulatory requirements, including the rules of the TSX, in place from time to time;

(b)	amendments to the provisions of the Plan respecting administration of the Plan and eligibility for participation under the Plan;

(c)

amendments to the provisions of the Plan respecting the terms and conditions on which Options may be granted pursuant to the Plan, including the provisions relating to the term of the Option and the vesting schedule; and

(d)	amendments to the Plan that are of a “housekeeping” nature.

10.3    Notwithstanding anything to the contrary herein, the Board may not, without the approval of the Corporation’s shareholders, make amendments with respect to the following:

(a)	an increase to the Plan maximum or the number of securities issuable under the Plan;

(b)	reduction in the Option Price of an Option benefitting an Insider;

(c)	extension to the term of Options (other than as a result of a Blackout Period Extension) benefitting an Insider;

(d)	any amendment which would permit Options granted under the Plan to be transferable or assignable other than as set forth in Section 5.7 hereof and for normal estate settlement purposes;

(e)	changes to the Insider participation limits set out in Section 5.8; and

(f)	amendments to the Plan amendment provisions.

11.    MISCELLANEOUS PROVISIONS

11.1    An Optionee shall not have any rights as a shareholder of the Corporation with respect to any of the Shares covered by such Option until the date of issuance of Shares upon the exercise of such Option, in full or in part, and then only with respect to the issued Shares. Without in any way limiting the generality of the foregoing, no adjustment shall be made for dividends or other rights for which the record date is prior to the date the Options are exercised.

11.2    Nothing in the Plan or any Option shall confer upon an Optionee any right to continue or be re-elected as a director of the Corporation or any right to continue in the employ of the Corporation or any Related Entity, or affect in any way the right of the Corporation or any Related Entity to terminate his or her employment at any time; nor shall anything in the Plan or any Option be deemed or construed to constitute an agreement, or an expression of intent, on the part of the Corporation or any Related Entity to extend the employment of any Optionee beyond the time which he or she would be normally be retired pursuant to the provisions of any present or future retirement plan of the Corporation or any Related Entity or any present or future retirement policy of the Corporation or any Related Entity, or beyond the time at which he or she would otherwise be retired pursuant to the provisions of any contract of employment with the Corporation or any Related Entity.

11.3    The Plan and all matters to which reference is made herein shall be governed by and interpreted in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

12.    SHAREHOLDER AND REGULATORY APPROVAL

12.1    If applicable, the Plan shall be subject to ratification by the shareholders of the Corporation to be effected by a resolution passed at a meeting of the shareholders of the Corporation, and to acceptance by the TSX and any other relevant regulatory authority. Any Options granted prior to such ratification and acceptance shall be conditional upon such ratification and acceptance being given and no such Options may be exercised unless and until such ratification and acceptance are given.

Schedule A

FORM OF OPTION AGREEMENT

Optionee:
Name

Address

Grant:
Maximum Number of Shares issuable upon exercise of the Option

Option Price:	$______________________ per Share

Date of Grant:	_____________________________, 20 ________

Expiry Date:	_____________________________, 20 ________

Vesting Schedule:

Instalment	Date of Vesting (Milestone)	Number of Shares Vested	Cumulative Number of Shares Vested
1
2
3

This Option Agreement is made under and is subject in all respects to the Medicenna Therapeutics Corp. 2017 Stock Option Plan (as the same may be supplemented and amended from time to time) (the “Plan”), and the Plan is deemed to be incorporated in and to be part of this Option Agreement. The Optionee is deemed to have notice of and to be bound by all of the terms and provisions of the Plan (as supplemented and amended), as if the Plan were set forth in full herein (including the restrictions on transfer of the Options and Shares issuable upon exercise thereof). In the event of any inconsistency between the terms of this Option Agreement and the Plan, the terms of this Option Agreement shall prevail to the extent that it is not inconsistent with the requirements of the TSX. The Plan contains certain provisions relating to termination and transfer. All capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Plan.

This Option Agreement evidences that the Optionee named above is entitled, subject to and in accordance with the Plan, to purchase up to but not more than the maximum number of Shares set out above at the Option Price set out above upon delivery of an exercise form as annexed hereto as Exhibit 1 duly completed and accompanied by certified cheque or bank draft for the aggregate Option Price.

This Option Agreement is not effective until countersigned on behalf of Medicenna Therapeutics Corp. and accepted by the Optionee.

Dated: ______________________ , 20___

MEDICENNA THERAPEUTICS CORP.

By: ___________________________________

Name:

Title:

(Authorized Signatory)

Accepted: ______________________ , 20___

__________________________________

Signature of Optionee

A - 2

Exhibit 1

NOTICE OF EXERCISE

To exercise the Option, complete and return this form:

The undersigned Optionee or his or her legal representative(s) permitted under the Medicenna Therapeutics Corp. 2017 Stock Option Plan (as the same may be supplemented and amended from time to time) (the “Plan”) hereby irrevocably elects to exercise the Option for the number of Shares as set forth below:

(a)	Number of Options to be Exercised:

(b)	Option Price per Share:

(c)	Aggregate Purchase Price

[ (a) multiplied by (b) ]:

and hereby tenders a certified cheque or bank draft for such aggregate Option Price, and directs such Shares to be issued and registered as directed below, all subject to and in accordance with the Plan. Unless they are otherwise defined herein, any defined terms used herein shall have the meaning ascribed to such terms in the Plan.

Dated: ________________, 20__________

)
)
)
	)	Name of Optionee
)
)
)
Witness to the Signature of:	)	Signature of Optionee
)

Direction as to Registration:

__________________________________________________

Name of Registered Holder

__________________________________________________

__________________________________________________

Address of Registered Holder

A - 3

Schedule B

NOTICE OF TRANSFER

To transfer an Option, complete and return this form along with an original option agreement

The undersigned Optionee under the Medicenna Therapeutics Corp. 2017 Stock Option Plan (as the same may be supplemented and amended from time to time) (the “Plan”) hereby irrevocably elects to transfer the Option evidenced by the attached Option Agreement to the following person(s), each of whom the Optionee hereby certifies is a permitted transferee in accordance with Section 10.3 of the Plan (each an “Eligible Transferee”):

Direction as to Registration:
Name of Registered Holder

Address of Registered Holder

The undersigned Optionee hereby directs such Option(s) to be registered in the names of such Eligible Transferee(s). Unless they are otherwise defined herein, any defined terms used herein shall have the meaning ascribed to such terms in the Plan.

Dated: ________________, 20___

)
)
)
)
Witness to the Signature of:	)	Name of Optionee
)
)

A-4